EXHIBIT 10.25

VERITIV CORPORATION
ANNUAL INCENTIVE PLAN
(As Adopted on March 4, 2015)
I. Purposes
The purposes of the Veritiv Corporation Annual Incentive Plan (the “Plan”) are to retain and motivate the officers and other employees of Veritiv Corporation (the “Company”) and its subsidiaries who have been designated by the Committee to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for an applicable Performance Period. It is intended that all amounts payable to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.
II. Certain Definitions
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation and Leadership Development Committee of the Board or such other committee or subcommittee designated by the Board or the Compensation and Leadership Development Committee that satisfies any then applicable requirements of the New York Stock Exchange, or such other principal national stock exchange on which the common stock of the Company is then traded, to constitute a compensation committee, and which consists of two or more members of the Board, each of whom is intended to be an “outside director” within the meaning of Section 162(m) of the Code.
“Company” means Veritiv Corporation, a Delaware corporation, and any successor thereto.
“Competitive Activity” means a Participant’s material breach of restrictive covenants relating to noncompetition, nonsolicitation (of customers or employees) or preservation of confidential information, or other covenants having the same or similar scope, included in an award under this Plan, an award under the Company’s 2014 Omnibus Incentive Plan or any agreement to which the Participant and the Company or any of its subsidiaries is a party.
“Determination Period” means, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within a Determination Period may be taken at a later date if permissible under Section 162(m) of the Code or regulations promulgated thereunder, as they may be amended from time to time.
“Individual Award Opportunity” means the potential of a Participant to receive an incentive payment based on the extent to which the applicable performance goals for a Performance Period shall have been satisfied. An Individual Award Opportunity may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan.
“Participant” means an officer or other employee of the Company or any of its subsidiaries who is designated by the Committee to participate in the Plan for a Performance Period, in accordance with Article III.
“Performance Period” means any period commencing on or after January 1, 2015, for which performance goals are established pursuant to Article IV. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.
“Plan” means the Veritiv Corporation Annual Incentive Plan, as set forth herein, as it may be amended from time to time.
III. Administration
3.1.    General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and any Individual Award Opportunity granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.
3.2.    Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1:

(a)	to designate within the Determination Period the Participants for a Performance Period;

(b)
to establish within the Determination Period the performance goals and other terms and conditions that are to apply to each Participant’s Individual Award Opportunity, including the extent to which any incentive payment shall be made to a Participant in the event of (A) the Participant’s termination of employment with the Company due to disability, retirement, death or any other reason or (B) a change of control of the Company;

(c)	to determine the form of payment of Individual Award Opportunities, which may include, without limitation, cash, shares of Company common stock or stock-based awards granted under the Company’s equity incentive plan as in effect from time to time, or any other property approved by the Committee;

(d)
to determine and certify in writing prior to the payment under any Individual Award Opportunity that the performance goals for a Performance Period and other material terms applicable to the Individual Award Opportunity have been satisfied;

(e)
subject to the requirements of Section 409A of the Code, to decide whether, and under what circumstances and subject to what terms, Individual Award Opportunities are to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(f)
to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3.    Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such Performance Period, (ii) establish performance goals and Individual Award Opportunities for such person, and (iii) certify the achievement of such performance goals.
IV. Performance Goals
The Committee shall establish within the Determination Period of each Performance Period one or more objective performance goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal. At the discretion of the Committee, the performance goals may be based upon (alone or in combination): (a) net or operating income (before or after taxes) or other income measures; (b) earnings before taxes, interest, depreciation and/or amortization (“EBITDA”); (c) net income before equity in earnings of unconsolidated subsidiaries, income tax expense, loss on early debt extinguishment, interest and other (expense) income, realized gain (loss) on investments, interest expense, equity-based compensation expense, related party management fees, restructuring charges and depreciation and amortization expense and net income attributable to noncontrolling interests (“Adjusted EBITDA”); (d) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (e) sales (including, but not limited to, total sales, net sales and revenue growth); (f) profit (including, but not limited to, net profit, gross profit, operating profit, net operating profit, economic profit or other corporate profit measures); (g) financial return measures (including, but not limited to, return on assets, income, capital, invested capital, equity, investments, sales and revenue); (h) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); (i) productivity ratios (including, but not limited to, measuring liquidity, profitability and leverage); (j) share price (including, but not limited to, growth measures and total shareholder return); (k) expense/cost management targets (including, but not limited, to expense management, expense ratio, expense efficiency ratios or other expense measures); (l) margins (including, but not limited to, operating margin, net income margin, cash margin, gross, net or operating profit margins, EBITDA margins and Adjusted EBITDA margins); (m) operating efficiency; (n) market share or market penetration; (o) customer targets (including, but not limited to, customer growth and customer satisfaction); (p) working capital targets or improvements; (q) economic value added; (r) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, total debt, net debt, debt reduction, retained earnings, year-end cash, cash conversion cycle and ratio of debt to equity or to EBITDA); (s) workforce targets (including, but not limited to, diversity goals, employee engagement or satisfaction, employee retention and workplace health and safety goals); (t) implementation, completion or attainment of measurable objectives with respect to research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; (u) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria, (v) improvements in capital structure, (w) business expansion or consolidation (acquisitions and divestitures), (x) internal rate of return or increase in net present value, (y) productivity measures, (z) cost reduction measures or, for any period of time in which Section 162(m) is not applicable to the Company and the Plan, or at any time in the case of (A) persons who are not “covered employees” under Section 162(m) of the Code or (B) awards (whether or not to “covered employees”) not intended to qualify as performance-based compensation under Section 162(m) of the Code, such other criteria as may be determined by the Committee.
Performance goals may be established on a Company-wide basis or with respect to one or more subsidiaries or affiliates or business units, divisions, regions, departments, functions or products within the Company, a subsidiary or affiliate and may be expressed in absolute terms, or an adjusted basis, in percentages, or in terms of growth from period to period or growth rates over time, or measured relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more subsidiaries, divisions or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering a peer group of companies or (v) other external measures of the selected performance criteria. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion). Any performance objective may measure performance on an individual basis, as appropriate. The Committee may provide for a threshold level of performance below which no payment will be made, and a maximum level of performance above which no additional payments will be made, and it may provide for differing amounts of payments for different levels of performance. When establishing performance goals for a Performance Period, the Committee may determine that any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, extraordinary items, capital gains and losses, dividends, share repurchase, other unusual or non-recurring items, and the cumulative effects of accounting changes shall be excluded from the determination as to whether the performance goals have been met. Except in the case of awards to “covered employees” intended to be performance-based compensation under Section 162(m) of the Code, the Committee may also adjust the performance goals for any Performance Period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.
V. Individual Award Opportunities
5.1.    Terms. At the time performance goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals. The targets shall be expressed in terms of an objective formula or standard and the Individual Award Opportunity may, at the discretion of the Committee, be based upon the Participant’s annual base salary or pay level midpoint or a multiple thereof. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment under any Individual Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made, and the Committee may in its sole discretion establish secondary performance goals, that need not be specified in Article IV of the Plan, which the Committee may use as guidelines in making the decision whether to reduce any such payment. No Participant shall receive a payment under the Plan with respect to any fiscal year of the Company in excess of $10,000,000, which maximum amount shall be proportionately increased or decreased with respect to Performance Periods that are more or less than one year in duration.
5.2.    Incentive Payments. Subject to Section 3.2(e), payments under Individual Award Opportunities shall be made within 2½ months after the end of the Performance Period for which the incentive awards are payable, except that no such payment shall be made unless and until the Committee, based to the extent applicable on the Company’s audited consolidated financial statements for such Performance Period (as prepared and reviewed by the Company’s independent public accountants), has certified in writing the extent to which the applicable performance goals for such Performance Period have been satisfied.
5.3    Forfeiture of Awards. Awards granted under this Plan shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct, Competitive Activity or other conduct by a Participant that is detrimental to the business or reputation of the Company and/or its affiliates) as may be adopted by the Committee or the Board from time to time and communicated to Participants. Any such policies may (in the discretion of the Committee or the Board) be applied to outstanding awards at the time of adoption of such policies, or on a prospective basis only. The Committee may specify that a Participant’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct, Competitive Activity or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its affiliates). A Participant shall also forfeit and disgorge to the Company any awards granted or paid to the extent required by applicable law or regulations in effect on or after the effective date of the Plan, including Section 304 of the Sarbanes-Oxley Act of 2002 and Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the avoidance of doubt, the Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder. The implementation of policies and procedures pursuant to this Section 5.3 and any modification of the same shall not be subject to any restrictions on amendment or modification of awards.
5.4 Clawbacks. Awards shall be subject to any generally applicable clawback policy adopted by the Committee, the Board or the Company that is communicated to Participants or any such policy adopted to comply with applicable law.
VI. General
6.1.    Effective Date and Term of Plan. The Plan shall be submitted to the stockholders of the Company for approval at the 2015 annual meeting of stockholders and, if approved by the affirmative vote of the holders of a majority in voting power of the shares of common stock of the Company entitled to vote and represented in person or by proxy at the annual meeting, shall become effective for Performance Periods beginning on and after January 1, 2015. This Plan may be terminated at any time by the Committee. In the event that this Plan is not approved by the stockholders of the Company, this Plan shall be null and void.
6.2.    Amendment or Termination of Plan. The Committee may amend or terminate this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code.
6.3.    Non-Transferability of Awards. No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.
6.4.    Tax Withholding. The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant of any

Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.
6.5.    No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company, any subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.
6.6.    Designation of Beneficiary. If permitted by the Company, a Participant may file with the Company a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Company during the Participant’s lifetime on a form prescribed by the Company. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding award shall be payable to the Participant’s executor, administrator, legal representative or similar person.
6.7.    Governing Law. This Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
6.8.    Other Plans. Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.
6.9.    Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 6.2.

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